Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No.9 to the Registration Statement on Form N-1A of ARK ETF Trust and to the use of our report dated October 19, 2016 on the financial statements and financial highlights of the ARK Innovation ETF, ARK Genomic Revolution Multi-Sector ETF, ARK Industrial Innovation ETF, ARK Web x.0 ETF, and The 3D Printing ETF, each a series of ARK ETF Trust. Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectuses and in the Statement of Additional Information of the ARK Innovation ETF, ARK Genomic Revolution Multi-Sector ETF, ARK Industrial Innovation ETF, ARK Web x.0 ETF, The 3D Printing ETF, and ARK Israel Innovative Technology ETF.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 27, 2016